Exhibit 10.9Y

February 25, 2007

Richard Anthony King

29 Brooks Bend Drive

New Hope, PA 18938

Dear Richard:

We are pleased to offer you a position with Tercica, Inc., as its Chief Operating Officer, reporting to me. If you decide to join us, you will receive an annual salary of $400,000, less standard payroll deductions and all required withholdings. Your salary will be paid semi-monthly in accordance with our normal payroll procedures, and, as an employee, you will also be eligible to receive standard employee benefits, including the benefits detailed in Exhibit A.

We currently anticipate that your annual bonus target will be 60% of your annual salary, at the Company’s discretion, dependent upon both Company and individual performance.

In addition, if you decide to join us, you will receive a grant for an option to purchase 275,000 shares of common stock of Tercica. The option will have an exercise price equal to the closing price of the Company’s common stock on the NASDAQ market on your employment start date (i.e., your first day of employment with us). During the term of your employment, 25% of the shares subject to the option will vest on the one-year anniversary of your start date, and the remaining shares will vest ratably over the next thirty-six (36) months. All option grants will be subject to the terms and conditions of our stock option plan and form of stock option agreement.

The Company will pay you a sign-on bonus of $45,000. The Company will also pay up to $50,000 for usual and customary moving expenses incurred in relocating your household from New Hope, Pennsylvania to the San Francisco Bay Area. You agree to return this reimbursement on a pro rata basis if you voluntarily resign within eighteen (18) months after your relocation to the San Francisco Bay Area. If you leave the Company for any reason more than eighteen (18) months after your relocation, you will not need to return any portion of the reimbursement. It is our current understanding that if these moving expenses are paid by Tercica, they will not be treated as income to you, nor will they be reported on your W2 form. If that is not the case, and these payments are imputed as taxable income for you and reported as such on your W2 form, the Company will gross you up 40% of these expenses, not to exceed $20,000.

The Company will reimburse you for the realtor commission on the sale of your New Hope, Pennsylvania home, not to exceed 6% of the sale price of the home. The Company will gross up these expenses 40%, not to exceed $48,000. You agree to return this compensation on a pro rata basis if you voluntarily resign or are terminated for Cause within eighteen (18) months after your relocation to the San Francisco Bay Area. If you leave the Company for any reason more than eighteen (18) months after the sale of your home, you will not need to return any portion of the compensation.

If you purchase a home in the San Francisco Bay Area within 2 years from the signing of this offer letter and you are still an employee of Tercica, the Company will reimburse you $7,000 per month for the first year of home ownership, $6,000 per month for the second year of home ownership, $4,500 per month for the third year of home ownership, 3,000 per month for the fourth year of home ownership, and $1,500 per month for the fifth year of home ownership as a mortgage differential. All of the payments described in this paragraph will be subject to standard payroll deductions and all required withholdings.

In addition, if the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined in Exhibit B) within 12 months of a Change of Control (as defined in Exhibit B), then, subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to one (1) year of your base salary in effect at the time of termination, and the accelerated vesting shall be for 100% of all unvested option shares that have been granted to you prior to the time of termination. You will have ninety (90) days to exercise all those stock option shares that have vested as of the date of termination.

If the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined in Exhibit B) within 12 months of a Change of Control, and that termination or change of control occurs within 18 months of your hire date, then, subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to two (2) years of your base salary in effect at the time of termination, and the accelerated vesting for 100% of all unvested stock option shares that have been granted to you prior to the time of termination. You will have ninety (90) days to exercise all those stock option shares that have vested as of the date of termination.

We are excited about your joining Tercica and we look forward to a beneficial and productive relationship. Please note, however, that your employment with the Company constitutes at-will employment and is subject to all the Terms and Conditions of Employment set forth in Exhibit C, including the provisions of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Agreement”), a copy of which is attached to this letter as Annex 1. Please read both those documents carefully. A duplicate original of this letter, including Exhibit A, Exhibit B, Exhibit C and the Agreement attached as Annex 1, is enclosed for your records.

This offer of employment is contingent upon demonstration of citizenship or resident alien status. If a visa is required, the granting of employment authorization through the USCIS must be received prior to your employment. The Company’s H1-B visa petition will be filed on your behalf, the costs of which will be paid by Tercica. Your first day of employment will be within three (3) business days of receiving such USCIS approval.

To accept the Company’s offer, please sign and date both this letter and the Agreement in the spaces provided and return both to the Company. This offer of employment will terminate if we do not receive your signatures to both this letter and the Agreement by February, 26, 2007. If you accept our offer, your first day of employment will be February, 26, 2007. You understand that, by signing this letter, you are also agreeing to the Terms and Conditions of Employment set forth in Exhibit C.

This letter, including Exhibit A, Exhibit B, Exhibit C and the Agreement attached as Annex 1, sets forth the entire terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, and may not be modified or amended except by a written agreement signed by you and approved by the Company’s Board of Directors.

We look forward to your favorable reply and to working with you at Tercica, Inc.

Sincerely,

TERCICA, INC.

/s/ John A. Scarlett, M.D.
John A. Scarlett, M.D.
President and Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Richard King

Printed Name:	Richard King

Date:	February 25, 2007

Enclosures

    Duplicate letter, with Exhibit A, Exhibit B, Exhibit C and Annex 1

Exhibit A

Benefits

Employee Benefits: You shall be entitled to all benefits, including medical, dental, vision, life & disability and the Employee Stock Purchase Plan benefits, for which you are or may become eligible under the terms and conditions of the standard Company benefits plans that may be in effect from time to time and provided by the Company to its employees generally. You shall be entitled to participate in the Company’s 401(k) plan, with no matching contribution.

Vacation Accrual: You will be entitled to vacation at a rate of four (4) weeks per year. Vacation accrual shall be limited to five (5) weeks in the aggregate.

Exhibit B

Definitions

1. Definition of Cause for Termination. “Cause” for termination means: (i) your conviction of any felony, (ii) your participation in any fraud or act of dishonesty against the Company resulting in material damage to the Company, (iii) your material breach of this offer letter or the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement between you and the Company, or (iv) other wrongful conduct by you that in the good faith and reasonable determination of the Company’s Board of Directors demonstrates your gross unfitness to serve; provided, that in the case of any termination pursuant to the preceding clause (iii) or clause (iv), unless the Company’s Board of Directors determines that such conduct cannot be cured within thirty (30) days, you will be given written notice of the occurrence of such ground for termination and a period of thirty (30) days in which to cure.

2. Definition of Resignation for Good Reason. “Good Reason” for resignation means the occurrence of any of the following events, without your express written consent: (i) a significant reduction of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired by and made part of a larger entity (as, for example, when, following a Change of Control, the Chief Financial Officer of the Company remains the Chief Financial Officer of a division or subsidiary of the acquirer that contains the Company’s business) shall not constitute a “Good Reason,” (ii) a reduction by the Company of your base salary as in effect immediately prior to such reduction (except as part of a base salary reduction generally applicable to executives), or (iii) a material reduction by the Company in the kind or level of employee benefits to which your are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (except as part of a reduction generally applicable to executives); provided, that with respect to the preceding clauses (i) through (iii), the Company shall have a period of thirty (30) days following receipt of written notice from you specifying the grounds for a purported voluntary termination for Good Reason to cure any event or failure that would otherwise constitute Good Reason.

3. Change of Control. “Change of Control” means the consummation of any of the following transactions:

(i) a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), other than a business combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity or its parent outstanding immediately after such business combination, or

(ii) the sale, lease, exchange or other transfer or disposition by the Company to a non-affiliate of all or substantially all of the Company’s assets by value.

Exhibit C

Terms and Conditions of Employment

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice. In addition, the Company reserves the right to modify job titles, salaries and benefits from time to time as it deems necessary.

As we’re sure you can understand, we need to reserve the right to conduct background investigations and/or reference checks on all of our potential employees, and we must condition our offers of employment on clearance of such inquiries, if any. In this regard, for purposes of federal immigration law, you will be required to provide us with documentary evidence of your identity and eligibility for employment in the United States. This documentation must be provided to us within three (3) business days of your date of hire, or we may have to terminate our employment relationship with you.

We also ask that, if you have not already done so, you disclose to us any and all agreements relating to your prior employment that may affect your eligibility to be employed by Tercica. By signing this letter you represent to Tercica that no agreements prevent you from performing the duties of your position.

As a condition of your employment, you are required to sign and comply with the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Agreement”), a copy of which attached to this letter as Annex 1. The Agreement requires, among other provisions, the assignment to Tercica of patent rights to any inventions made during your employment with us, the non-disclosure of Tercica proprietary information, and the arbitration of all disputes relating to our employment relationship under this letter or otherwise. Please read the Agreement carefully. Please note that we must receive your signed Agreement before your first day of employment.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct that are included in the Company Handbook, which the Company will soon complete and distribute to you.

In the event of any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this letter, the Agreement or otherwise, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by JAMS under the then applicable JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

Annex 1

At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement

Attached.